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                                  EXHIBIT 99.1





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                                 PRESS RELEASE

         Uranium Resources, Inc. issued a release today announcing that it has reached an agreement with Ryback Management Company on the principal terms of a $6 million loan to URI by two mutual funds managed by Ryback. The loan will be for a term of three years, bear interest at an annual rate of 6.5% per annum and will be convertible into shares of URI common stock at an initial conversion price of $4.00 per share. The loan will be non-callable and secured by a mortgage on URI's Rosita and Kingsville Dome Uranium properties in Texas. In addition, the lender will receive a three-year warrant to purchase 1.5 million shares of URI common stock at an initial purchase price of $4.00 per share. Following closing, URI will seek ratification of the loan by its shareholders. Failure to receive shareholder ratification will constitute a default under the loan.

         Consummation of the loan is subject to satisfaction of certain conditions, including execution of mutually agreeable definitive documentation. If the conditions are met, the parties expect to consummate the transaction within 30 days.





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